Exhibit 99.2

SMTC Q2 Earnings Call

Larry

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Welcome and good morning.  I am Larry Silber, SMTC’s Interim President and Chief Executive Officer.  Present with me today on this call is Clarke Bailey, SMTC’s Executive Chairman and Principal Accounting Officer and Greg Gaba, the company’s Director of Finance.

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I’d like to remind everybody that this presentation includes statements about expected future events and financial results that are forward looking in nature and subject to risks and uncertainties. The Company cautions that actual performance will be affected by a number of factors, many of which are beyond the Company’s control, and that future events and results may vary substantially from what the Company currently foresees. Discussion of the various factors that may affect future results is contained in the Company’s Annual Report on form 10-K; on Form 10-Q and subsequent reports on Form 8-K and our other filings with the Securities and Exchange Commission.

•	As you may know, Clarke and I joined SMTC as executives in mid-May and have been very busy improving the operations and attacking many issues we have discovered in the business.

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As Interim President and CEO, I am responsible for operations, customer facing functions and vendor relations just to mention a few.  As Executive Chairman and Principal Accounting Officer, Clarke is responsible for the financial organizations within the business as well as the relationship with the bank, auditors and other 3rd party lenders to the business.  We will devote this call to providing you with an update on recent actions and the financial performance of the business during this past reporting period.

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Over the past 80 plus days, I have personally visited every SMTC facility, met with site management and held operating reviews at each location. Additionally, I have met with most of our key customers, vendors and our senior leadership team around the globe.  Clarke has spent his time improving the relationships with the bank and auditors as well as strengthening our internal financial organization, assessing our talent and addressing the financial matters he will discuss today.  Clarke is also leading the search for the new CEO with a globally recognized executive search organization.

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The team has accomplished a lot in a short period of time but also recognize there is much to be done.  We initiated an ‘early and often’ communications program with all of our partners which is helping our situation and establishing confidence up and down the chain from suppliers to customers to lenders and most importantly our employees.

•	I would like to briefly mention some of the most significant changes we have made, and during the Q & A, I will be glad to discuss any of these items in more detail if you desire.

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First, we put together an aggressive campaign on working capital improvements focusing on inventory reduction, particularly excess and obsolete reduction, and accounts receivable collections which Clarke and Greg will discuss in some detail.  Concurrent with this effort, processes have been changed for each of these key areas to insure continued success in managing our working capital.

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Sequentially, we hired two senior executives replacing previously departed employees in operations and engineering and quality, both with extensive experience in electronic manufacturing and with prior track records of outstanding performance in the areas where we needed help.  They both have been primarily focused on our manufacturing operations in addressing productivity and quality improvements with significant initial success and we expect more to come in the weeks and months ahead.

•	We have completed the shutdown of the Markham manufacturing facility and have successfully transitioned those customers that we wanted to retain into our other manufacturing sites.

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We have focused on improved communications internally and externally with the establishment of cross functional meetings for sales and operations planning, new business development, information technology requirements and financial performance reviews.

•	We have reestablished and refocused our business development guidelines, our quotation and pricing process and our supply chain methods.

•	We have reviewed all customer and site profitability and have taken action for improved performance.

What I have mentioned is just a few of the key focus areas that have been addressed, with numerous other day to day activities that Clarke and I have been engaged in during this brief time period.  I am sure that it sounds like a lot, but realistically, it has been more about blocking, tackling and consistency that has delivered the improving trend which we will discuss today.

•	I will now hand it over to Clarke to introduce the financial results and elaborate on some of the items I have mentioned.

Clarke

•	Thanks Larry.

•	Our two principal objectives upon joining were to identify and address the issues and aggressively manage working capital.

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As you analyze the second quarter results please be aware that there are $6.7m of expenses of which I will call unusual charges.  In the gross profit are charges totaling $4.6m which are $2.1m in unrealized foreign exchange loss, a $1.3m loss from the Markham manufacturing facility, which has been closed, and $1.2m in non-recurring expenses.  These non-recurring expenses include physical inventory count adjustment, scrap inventory and inventory reserves.  In SG&A there are $1.2m of charges consisting of executive severance, lease exit cost and CEO recruiting.  Lastly, there are below the line charges of $1m consisting of an additional reserve for the Markham shutdown and contingent consideration for the ZF acquisition which was completed in 2011.

•	Greg will present the results with and without these charges.

•	With regard to working capital, at the beginning of the year our sales declined yet working capital increased, causing great concern with our lenders.

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By more aggressively focusing on the collection of receivables and management of inventory we reduced receivables by $7.7m, inventories by $9.7m, and working capital by $5.6m compared to the first quarter.  Furthermore, our total debt, net of cash was reduced by $8.9m.  We believe this situation will improve even more by year end and Larry will talk about that later.

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Unfortunately, once again we violated our covenants in the second quarter.  We have worked closely with our primary lender and they have agreed to waive the second quarter violations and to also amend the covenants going forward.  They have eliminated the cash conversion covenant relating to working capital and modified the EBITDA and capital expenditure covenants to a more realistic level.

•	I will now hand it over to Greg to review the financial results.

Greg

•	Thanks Clarke.

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As you can see from our press release issued yesterday, the second quarter was challenging with decreased revenue levels and non-recurring charges as Clarke mentioned, which have negatively impacted our gross margin and pre-tax income this quarter.

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We reported revenue of $64.9m which only represented a drop of 1% compared to prior quarter, but represented a 13.6% drop compared to the second quarter of 2012 due to reduced demand from one long standing customer in addition to the disengagement with some customers relating in part to the closure of the Markham manufacturing facility.

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Gross margin was $1.3m or 1.9% compared to 10.6% last quarter and 9.7% from the second quarter in 2012.  This was primarily the result of unrealized foreign exchange losses on outstanding forward exchange contracts in addition to the non-recurring charges related to physical inventory count, scrap inventory and inventory reserves.  If we exclude the impacts of the unrealized foreign exchange loss on forward exchange contracts of $2.1m, the negative gross margin related to the Markham manufacturing facility of $1.3m and the non-recurring charges pertaining to inventory count adjustment, scrap inventory and inventory reserves of $1.2m the gross margin would have been $5.9m or 9.1%, which is more in line with previous quarters.

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Adjusted EBITDA was $(1.3) million in the second quarter compared to $2.3 million in the prior quarter and $4.8 million in the second quarter of 2012.  However when removing the gross margin from the Markham manufacturing facility, and the non-recurring expenses, adjusted EBITDA was $2.3 million in the second quarter compared to $1.9 million in the prior quarter and $4.7 million in the second quarter of 2012.

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We generated positive cash flow from operations of $9.5m during the quarter compared to cash used from operations of $12.0m in prior quarter due in large part to our aggressive focus on managing working capital.  With the additional collections in accounts receivable and reductions in inventories, we paid down our debt by $8.9m.

•	I will now hand it over to Larry for the closing remarks.

Larry

•	As you can see, it has been a busy quarter for all of us and we are confident that the actions we have taken to date will lead to improvements in operating results in the future.

•	We have shared with you what we have done, now I would like to talk about what we plan to do going forward:

o	First, successfully complete the CEO search and implement a smooth transition plan for Clarke and myself ensuring a stable operating environment.

o	Continue the intensive campaign to reduce working capital.

o	Initiate actions leading to margin improvement such as flow manufacturing processes, expansion of vendor managed inventory, and efficient planning and scheduling systems.

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Rebuild our sales and account management teams focusing on customers that better fit our profile. On a very positive note, we have recently been awarded significant new business from two of our key accounts and in process of closing on another new account that could quickly become a significant customer.

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We believe our profitability will improve in the third and fourth quarter of this year.  However, we are suspending the practice of guidance.  Our order book is strong and we are working diligently on the efficient and timely delivery of that order book.

•	We will now open the meeting to questions.